Filed pursuant to Rule 424(b)(3)
Registration No. 333-117001

Prospectus Supplement No. 1 to Prospectus Dated July 14, 2004

Andrew Corporation

1,650,000 Shares of Common Stock, par value $.01 per share

     This prospectus supplement supplements the prospectus dated July 14, 2004 relating to the resale by certain selling securityholders of up to 1,650,000 shares of our common stock, par value $.01 per share, issued to those selling securityholders in connection with transactions contemplated by that certain Asset Purchase Agreement dated as of March 27, 2004. Certain of the selling securityholders identified in the accompanying prospectus are effecting non-sale related transfers of shares covered by the prospectus. In particular, Peter J. Sandore is transferring 96,138 shares to the Peter J. Sandore Grantor Trust and 5,714 shares to MTS Wireless Components, LLC. In addition, Eric Lester is transferring 15,044 shares to MTS Wireless Components, LLC. MTS Wireless Components, LLC also is a selling securityholder named in the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 22, 2004.

Selling Securityholders

     On March 31, 2004, Andrew consummated the transactions contemplated by that certain Asset Purchase Agreement dated as of March 27, 2004 and issued 1,650,000 shares of our common stock, par value $.01 per share, in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended, as consideration for the assets we purchased. We are registering all of those shares of common stock for reoffer and resale by the selling securityholders. As used in this prospectus, selling securityholders will refer to the individuals and entities listed in the following table, along with any pledgee, donee, transferee or others who may later hold the selling securityholders’ interests who are selling shares received after the date of this prospectus from the named selling securityholders as a gift, pledge, partnership distribution, limited liability company distribution or other non-sale related transfer. In addition, upon our being notified by a selling securityholder that a pledgee, donee, transferee or other successor-in-interest intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed to the extent required by law.

     The following table sets forth certain information, as of December 22, 2004, concerning the shares owned by the selling securityholders, which shares may be offered from time to time under this prospectus by the selling securityholders. This information is based on information provided by or on behalf of the selling securityholders. We will identify additional selling securityholders, if any, by prospectus supplement or post-effective amendment before they offer or sell their securities. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

     The selling securityholders may offer all, a portion or none of the shares of common stock. Because the selling securityholders may offer a portion of the common stock, we cannot estimate the amount of the common stock that will be held by the selling securityholders upon consummation of any of these sales. In addition, the selling securityholders may have sold, transferred or otherwise disposed of their common stock in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information to us regarding their holdings.

     The percentage of common stock beneficially owned and being offered by the selling securityholders is based on 160,972,502 shares of our common stock outstanding as of December 10, 2004.

     To our knowledge, the selling securityholders have not had a material relationship with us or any of our predecessors or affiliates within the past three years.

	Shares beneficially owned				Shares beneficially owned
	prior to the sale of shares				after the sale of shares
	covered by this				covered by this
Name of	prospectus			Number of shares	prospectus
selling				covered by this
securityholder	Number		Percent	prospectus	Number	Percent
Ernie Carpenter	143,839		*	143,839	0	—
Tommie Carpenter	883,236	(1)	*	882,936	300	*
Eric Lester	275,396		*	275,396	0	—
Peter J. Sandore	96,138		*	96,138	0	—
Grantor Trust
John Williamson	5,933		*	5,933	0	—
MTS Wireless	245,758		*	245,758	0	—
Components, LLC
Total	1,650,300		1.0	1,650,000	300	*

*	Less than one percent.

(1)	Includes 882,936 shares issued in the private placement pursuant to that certain Asset Purchase Agreement dated as of March 27, 2004, 50 shares owned jointly with Virginia L. Carpenter and 250 shares owned in a rollover IRA.

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